EXHIBIT 10.3

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT").  NO INTEREST IN THIS NOTE MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (ii) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT), OR (iii) AN EXEMPTION FROM REGISTRATION UNDER THE ACT WHERE PAYEE HAS FURNISHED TO THE COMPANY AN OPINION OF ITS COUNSEL THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.

SMS TEXT MEDIA, INC. AND ROY A SCIACCA
12% SENIOR PROMISSORY NOTE

Original Principal Amount: U.S. $1,211,717.34	Issuance Date: March 11, 2008

FOR VALUE RECEIVED, the undersigned, SMS TEXT MEDIA., a Delaware corporation and ROY A SCIACCA (the “Company” or collectively the “Payor”) hereby promises to pay to Global Realty Development Corp. (the “Payee”) the principal sum of ONE MILLION TWO HUNDRED AND ELEVEN THOUSAND and SEVEN HUNDRED and SEVENTEEN DOLLARS and THIRTY-FOUR CENTS ($1,211,717.34) in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts, on the first to occur of the following dates: (i) receipt by the Company of cash or assets through the sale of any assets or issuance of debt or equity or the merger into another company and (ii) receipt by the Company for the sale of stock or interests in the Company by selling stock holders.  Any received cash or assets with a value up to the amount of the outstanding principal and interest due on the Note will be assigned directly and paid directly to Global.

This Note is being issued in connection with the First Amendment Rescission Agreement of SMS text Media, Inc. dated March 11, 2008 and represents $1,211,711.42 due under the terms of the Rescission.

1. Interest and Payment.

1.1. The principal amount of this Note outstanding from time to time shall bear simple interest at the annual rate (the "Note Rate") of twelve (12%) percent from the date hereof and the principal shall be paid in cash on the earliest to occur of (i) receipt by the Company of cash or assets through the sale of any assets or issuance of debt or equity or the merger into another company; (ii) receipt by the Company for the sale of stock or interests in the Company by selling stockholders and (iii) no later than June 30th, 2008.  In the event the Note is not paid when due, (i) a default penalty shall equal ten percent (10%) of the Principal amount of the Note due; and (ii) the Note Rate shall increase to twenty percent (20%) until the Note is paid.  Interest is payable monthly on the last day of each month.

1.2. All payments made by the Payor on this Note shall be applied first to the payment of accrued unpaid interest on this Note and then to the reduction of the unpaid principal balance of this Note.

1.3. In the event that the date for the payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday under the laws of the State of New York, the time for payment of such amount shall be extended to the next succeeding Business Day (as defined in Section 13 of the Purchase Agreement) and interest at the Note Rate shall continue to accrue on any principal amount so effected until the payment thereof on such extended due date.

2. Security and Ranking.

2.1. This Note shall be a Senior Debt issued pursuant to the First Amendment Rescission Agreement and senior to all other indebtedness of the Company.

2.2. The Company shall issue a general corporate guarantee in favor of the Notes.

3. Optional Prepayment.  The principal amount of this Note may be prepaid in whole or in part at any time, at the sole election of the Company or Sciacca.  Each partial prepayment of this Note shall first be applied to interest accrued through the Maturity Date and the Extended Maturity Date and then to accrued and unpaid principal.

4. Mandatory Prepayment.

4.1 Upon the sale of any membership interest or stock in SMS by Selling Stockholders Sciacca, Gastwirth or SMS the net proceeds from such sale (the “Net Sale Proceeds”) shall first be used to repay the outstanding Notes up to a maximum of $1,211,711.42 plus interest, the First Amendment Rescission agreed repayment.  Net Sale Proceeds shall be the sale price less any transaction, commission or brokerage fees associated with the sale.  The Net Sale Proceeds shall be assigned to Global and payable at closing. Within three (3) Business Days of any such sale, the Company shall give notice to Global of the amount of prepayment.  Such prepayments shall be assigned to Global and be made directly to Global.

4.2 Upon a financing by SMS, the net proceeds from such financing (the “Net Financing Proceeds”) shall be used to repay the outstanding Notes up to a maximum of $1,211,711.42 the First Amendment Rescission Agreement agreed repayment.  Net Financing Proceeds shall be the financing less any transaction, commission or brokerage fees associated with the financing.  Within three (3) Business Days of any such financing, the Company shall give notice to Global of the amount of prepayment.  Such prepayments shall be made within 5 (five) Business Days of the receipt of payment.

4.3 Upon the sale of any assets including intellectual property rights owned by SMS, up to the first $1,211,711.42 plus interest, 100% of the Net Sale Proceeds from such sales  shall first be used to repay the outstanding Notes.  Net Sale Proceeds shall be the sale price less any transaction, commission or brokerage fees associated with the sale.  Within three (3) Business Days of any such sale, the Company shall give notice to Global of the amount of prepayment.  Such prepayments shall be made within 5 (five) Business Days of the receipt of payment.

5. Covenants of Payor.

Payor covenants and agrees that, so long as this Note remains outstanding and unpaid, in whole or in part:

5.1. The Company shall immediately repay this Note in full, including all accrued interest thereon, upon receipt by the Company of at least $1.00 in net proceeds through the sale of any assets, or the issuance of debt or equity securities or gross revenues of $1.00 or more derived from net income.

5.2. Payor will not sell, transfer or dispose of a material part of its assets.

5.3. Payor will not make any loan to any person who is or becomes a shareholder or executive employee of Payor, other than for reasonable advances for expenses in the ordinary course of business;

5.4. Any cash flow, profits, assets, or earnings of the Company may only be used by and among the Company and may not be, directly or indirectly, transferred or loaned to any officer, stockholder, or any other subsidiary of the Payor.

5.5. Payor will promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it, its income and profits, or any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Payor or such subsidiary shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Payor or such subsidiary, as the case may be, shall set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested;

5.6. Payor will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and substantially comply with all laws applicable to Payor as its counsel may advise;

5.7. Payor will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition (except for the effects of reasonable wear and tear in the ordinary course of business) and will, from time to time, make all necessary and proper repairs, renewals, replacements, betterments and improvements thereto;

5.8. Payor will keep adequately insured, by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

5.9. Payor will, promptly following the occurrence of an Event of Default or of any condition or event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, furnish a statement of Payor's Chief Executive Officer or Chief Financial Officer to Payee setting forth the details of such Event of Default or condition or event and the action which Payor intends to take with respect thereto;

5.10. Payor will, and will cause each of its subsidiaries to, at all times maintain books of account in which all of its financial transactions are duly recorded in conformance with generally accepted accounting principles;

5.11. Payor and any Subsidiary shall not issue any debt, equity or other instrument which would give the holder thereof, directly or indirectly, rights that are pari passu, senior or superior to any right of the Payee, except as expressly permitted in Section 2 herein.

5.12. Payor shall not create, incur, assume or suffer to exist any pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, or security interest, mortgage, deed of trust, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction) with respect to the Assets of the Company’

5.13. Payor and any subsidiary shall not issue any debt, equity or other instrument which would give the holder thereof, directly or indirectly, any rights pari passu, senior or superior to any right of the Payee; and

5.14. Notwithstanding the foregoing, Payor and any subsidiaries of the Payor shall be permitted to incur indebtedness, so long as any recourse to Payor is subordinated to the claims of Global.

6.	Events of Default. Each of the following events shall constitute an "Event of Default":

6.1. The dissolution of Payor or any vote in favor thereof by the Members or shareholders of Payor;

6.2. Payor makes an assignment for the benefit of creditors, or files with a court of competent jurisdiction an application for appointment of a receiver or similar official with respect to it or any substantial part of its assets, or Payor files a petition seeking relief under any provision of the Federal Bankruptcy Code or any other federal or state statute now or hereafter in effect affording relief to debtors, or any such application or petition is filed against Payor, which application or petition is not dismissed or withdrawn within sixty (60) days from the date of its filing;

6.3. Payor fails to pay the principal amount, or interest on, or any other amount payable under this Note as and when the same becomes due and payable;

6.4. Payor sells all or substantially all of its assets or merges or is consolidated with or into another corporation;

6.5. A final judgment for the payment of money in excess of $100,000 is entered against Payor by a court of competent jurisdiction, and such judgment is not discharged (nor the discharge thereof duly provided for) in accordance with its terms, nor a stay of execution thereof procured, within sixty (60) days after the date such judgment is entered, and, within such period (or such longer period during which execution of such judgment is effectively stayed), an appeal therefrom has not been prosecuted and the execution thereof caused to be stayed during such appeal;

6.6. Payor defaults in the due observance or performance of any covenant, condition or agreement on the part of Payor to be observed or performed pursuant to the terms of this Note (other than the default specified in Section 6.3 above), and such default continues uncured for a period of thirty (30) days then, upon the occurrence of any such Event of Default under this Section and any of the sections above and at any time thereafter, Payee shall have the right (at Payee's option), upon delivery of written notice to Payor which expressly identifies the nature of default under this Section or any of the sections above, to declare the principal of, accrued unpaid interest on, and all other amounts payable under this Note to be forthwith due and payable, whereupon all such amounts shall be immediately due and payable to Payee, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

6.7. Payor fails to pay the principal amount, or interest on, or any other amount payable under this Note as and when the same becomes due and payable (as specified in Section 6.3 above), then the Company will pay the Payee a default interest rate of two (2%) per month on all amounts due and owing under the Note for each month or part thereof beyond the Maturity Date or the Extended Maturity Date.  The default interest rate is in addition to the Note Rate and shall cease to accrue hereunder as of the date Payor has cured such Event of Default.

6.8. Any event of default occurs on any other senior indebtedness of Payor or subsidiary indebtedness to which the Payor is a guarantor.  Any default occurs under any indebtedness of the Company that results in redemption of or acceleration prior to maturity of $1,000,000 or more of such indebtedness in the aggregate.

6.9. Payor issues any debt, equity or other instrument which would give the holder thereof, directly or indirectly, a right in any asset of Payor that are senior or superior to any right of the Payee in or to such assets, other than as expressly permitted herein.

7.	Replacement of Note.

7.1. In the event that this Note is mutilated, destroyed, lost or stolen, Payor shall, at its sole expense, execute, register and deliver a new Note, in exchange and substitution for this Note, if mutilated, or in lieu of and substitution for this Note, if destroyed, lost or stolen.  In the case of destruction, loss or theft, Payee shall furnish to Payor indemnity reasonably satisfactory to Payor, and in any such case, and in the case of mutilation, Payee shall also furnish to Payor evidence to its reasonable satisfaction of the mutilation, destruction, loss or theft of this Note and of the ownership thereof.  Any replacement Note so issued shall be in the same outstanding principal amount as this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been paid, dated the date of this Note.

7.2. Every Note issued pursuant to the provisions of Section 7.1 above in substitution for this Note shall constitute an additional contractual obligation of the Payor.

8. Suits for Enforcement and Remedies.  If any one or more Events of Default shall occur and be continuing, the Payee may proceed to (i) protect and enforce Payee's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, (ii) enforce the payment of this Note, or (iii) enforce any other legal or equitable right of Payee.  No right or remedy herein or in any other agreement or instrument conferred upon Payee is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

9. Unconditional Obligation; Fees, Waivers, Other.

9.1. The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.

9.2. If, following the occurrence of an Event of Default, Payee shall seek to enforce the collection of any amount of principal of and/or interest on this Note, there shall be immediately due and payable from Payor, in addition to the then unpaid principal of, and accrued unpaid interest on, this Note, all reasonable costs and expenses incurred by Payee in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements.

9.3. No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver or as acquiescence in any default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

9.4. This Note may not be modified or discharged (other than by payment or exchange) except by a writing duly executed by Payor and Payee or as otherwise provided in the Purchase Agreement.

9.5. Payor hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit, and diligence in taking any action to collect amounts called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times which Payee had or is existing as security for any amount called for hereunder.

10. Restriction on Transfer.  This Note has been acquired for investment, and this Note has not been registered under the securities laws of the United States of America or any state thereof.  Accordingly, no interest in this Note may be offered for sale, sold or transferred in the absence of registration and qualification of this Note, under applicable federal and state securities laws or an opinion of counsel of Payee reasonably satisfactory to Payor that such registration and qualification are not required.

11. Most Favored Nation Exchange.  If (i) there is an Event of Default that is not cured within the prescribed cure period or (ii) the Note is not fully repaid by the Original Maturity Date, and the Company completes a private equity or equity-linked financing at any time prior to full repayment of the Note, each Investor will have the right to exchange all or any portion of the unpaid principal amount of its Notes, plus all accrued but unpaid interest thereon, for securities in such financing, provided that the exchange is in compliance with applicable securities laws. In addition, each Investor has the right of participation with respect to each and every offering of securities that the Company proposes to effect at any time for a period of one (1) year after the date herein.

12. Miscellaneous.

12.1. The headings of the various paragraphs of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

12.2. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail (return receipt requested, postage prepaid), facsimile transmission or overnight courier to the address of the intended recipient as set forth in the preamble to this Note or at such other address as the intended recipient shall have hereafter given to the other party hereto pursuant to the provisions of this Note.

12.3. This Note and the obligations of Payor and the rights of Payee shall be governed by and construed in accordance with the substantive laws of the State of Florida without giving effect to the choice of laws rules thereof.

12.4. This Note shall bind Payor and its successors and assigns.

SIGNATURE PAGE TO FOLLOW

SMS TEXT MEDIA INC. AND ROY A SCIACCA.
12% SENIOR PROMISSORY NOTE

SMS TEXT MEDIA INC a Delaware corporation

By:	/s/
Aric Gastwirth
President

ROY A SCIACCA

By:	/s/
Roy A. Sciacca

SMS TEXT MEDIA AND ROY A SCIACCA.
12% SENIOR PROMISSORY NOTE

Original Principal Amount: U.S. $1,211,717.34	Issuance Date: March 11, 2008

The signatures below Relate ONLY to the Sale of Interests or Stock of SMS Text Media, Inc by Catinella, Sciacca or Gastwirth Under Sections 4.1 and Section 6 Only and does not bind the Signatory to Any Terms of the Note Except for Sections 4.1 and 6.

Name: Roy A. Sciacca

Name: Aric Gastwirth